Exhibit 6.5

Confidentiality AND RESTRICTIVE COVENANT Agreement

This Confidentiality and Restrictive Covenant Agreement (“Agreement”) is entered into by and between FullPAC, Inc., and any of its parent, predecessors, successors, subsidiaries and affiliates (“the “Company”) and the employee executing this Agreement below (“Employee”) (each, a “Party” and collectively as the “Parties”). The Effective Date of this Agreement is the date of Employee’s execution of this Agreement. In consideration of the mutual covenants set forth herein and other good and valuable considerations, including for (i) entering into that certain employment agreement between the Company and Employee, (ii) the Company’s promise to provide Confidential Information to Employee; (iii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the resulting business opportunities disclosed or entrusted to Employee; (iv) access to the clients and suppliers of the Company; and (v) and other benefits provided by the Company to Employee, to protect the Confidential Information and goodwill of the Company, the Parties agree as follows:

1. Confidential Information and Employee’s Non-Disclosure Agreement.

(a) Confidential Information. Employee acknowledges that Employee has received and will continue to receive Confidential Information of the Company. During Employee’s employment with the Company, the Company agrees to provide Employee otherwise prohibited access to certain Confidential Information (defined below) of the Company, to which Employee has not previously had access, which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company. For purposes of this Agreement “Confidential Information” includes trade secrets or confidential information of the Company or that Employee received during Employee’s employment with the Company, including, without limitation: customer, referral source, business partner, investor, supplier, and/or vendor identity, contact, preferences, upcoming needs, buying habits, key purchasing personnel identities, lists, databases, and/or other information and/or history; contracts; processes; technical data; pricing, costs, margin, marketing, sales, business, and/or financial information, strategies, studies, analysis, plans or practices; designs; testing results; business and/or training manuals; any original works of authorship by the Company; or other business information disclosed to Employee by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. Confidential Information does not include any information which is generally available to and known by the public as of the Effective Date of this Agreement or becomes generally available to and known by the public (other than as a result of Employee’s breach of this Agreement or any other agreement or obligation to keep such information confidential). Employee understands and agrees that the Company is not required to provide Employee with all of the types of Confidential Information listed in the preceding sentence, but that the Company will provide Employee with access to some of these types of Confidential Information in a manner and at a time in the Company’s sole discretion.

(b) Non-Disclosure. Employee acknowledges and agrees that the Company owns the Confidential Information. In exchange for the Company’s promise to provide Employee with Confidential Information, Employee shall not, during the period of Employee’s employment or at any time thereafter, take, disclose, publish, use, or exploit or solicit, allow or assist another person to use, take, disclose, publish or exploit any Confidential Information, regardless of whether such Confidential Information was provided to Employee before or after the Effective Date, except as: (a) required in the ordinary course of the Company’s business directly related to Employee’s employment with the Company and for the benefit of the Company; (b) required by law; or (c) authorized by the Company in writing signed by an authorized representative. Employee agrees to preserve and protect the confidentiality of all Confidential Information.

(c) No Conflict with Laws. Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding any other provision of this Agreement, Employee may disclose Confidential Information when (i) reporting possible violations of laws to; (ii) filing a charge or claim with; (iii) assisting or testifying in an investigation, hearing, or proceeding by; or (iv) when required to do so by, a court of competent jurisdiction, any governmental agency having authority over Employee or the business of the Company, or any administrative body (e.g., the U.S. Equal Employment Opportunity Commission or state or local equivalent) or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge Confidential Information, subject to Employee’s notice requirements set forth hereunder to the extent permitted by applicable law.

(d) Return of the Company Property. Upon request by the Company at any time or upon the termination of Employee’s employment for any reason, Employee shall immediately return and deliver to the Company any and all Confidential Information and all other the Company documents and items – whether in hard or digital form – and all copies thereof which belong to the Company or relate to any of the Companies’ business and which are in Employee’s possession, custody, or control, whether prepared by Employee or others. Employee agrees that Employee will not alter any item of the Company property prior to returning it to the Company, including, without limitation, by not deleting any item of the Company property from any the Company computer, cellular phone, or other device before returning it to the Company. Employee further agrees that, after Employee provides a copy of any such item of the Company property to the Company, Employee agrees to immediately perform a complete deletion and permanent removal of any item relating to the Company’s business from any computer, cellular phone or other device owned by Employee, including all associated accounts, cloud backups, and other media storage, and upon request by the Company, provide satisfactory confirmation of compliance with this provision.

2. Restrictive Covenants. Employee recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort, and expense to develop its Confidential Information, trade secrets, business and customer goodwill, and commercial relationships with customers, vendors, employees, suppliers and referral sources (collectively “the Company Goodwill”); (ii) the Confidential Information, trade secrets, and the Company Goodwill are valuable assets to the Company and give the Company a competitive advantage over others who do not have this information; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information and/or damage to the Company Goodwill would cause irreparable harm to the Company for which there is no adequate remedy at law. For these reasons, Employee agrees that to protect the Company’s Confidential Information, trade secrets, and the Company Goodwill, it is necessary and reasonable to enter into the following restrictive covenants:

(a) Non-Competition. During Employee’s employment with the Company and for a period of twenty-four (24) months after Employee’s employment with the Company ceases for whatever reason, Employee, either individually or as a principal, director, officer, partner, manager, contractor, employee, lender, investor, consultant, agent, volunteer or in any other manner or capacity whatsoever, shall not, and shall not use any Confidential Information to, directly or indirectly become employed by, invest in, finance, advise, endorse, perform services for, or otherwise engage in any capacity with a business or enterprise that engages in a Competing Business (defined below) in the states in which the Company currently does business and any additional states that the Company does business in while Employee is employed by the Company. Employee further agrees that during Employee’s employment with the Company, Employee shall not be employed by, provide any services to, or work on any basis for any Competing Business. Employee further agrees that during and after Employee’s employment with the Company Employee will not breach any of Employee’s fiduciary duties to the Company. For purposes of this Agreement, the term “Competing Business” means any business, individual, partnership, firm, corporation or other entity that is competing or that is preparing to compete with any aspect of the Company’s business.

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(b) Non-Solicitation. During Employee’s employment with the Company and for a period of twenty-four (24) months after Employee’s employment with the Company ceases for whatever reason, Employee, either individually or as a principal, director, officer, partner, manager, contractor, employee, lender, investor, consultant, agent, volunteer or in any other manner or capacity whatsoever, shall not, and shall not use any Confidential Information to, directly or indirectly, whether personally or through other persons, (i) call upon, visit, solicit business from, interfere with, attempt to solicit business from, interfere with, or do business with any customer, client, partner, source, investor or other party, individual or entity with whom the Company does or has done business (“Client”); or (ii) attempt to influence, encourage, persuade, or induce any Client to reduce the extent of its business dealings with the Company.

(c) Non-Recruitment. During Employee’s employment with the Company and for a period of twenty-four (24) months after Employee’s employment with the Company ceases for whatever reason, Employee, either individually or as a principal, director, officer, partner, manager, contractor, employee, lender, investor, consultant, agent, volunteer or in any other manner or capacity whatsoever, shall not, and shall not use any Confidential Information to, directly or indirectly hire, solicit or recruit, or attempt to hire, solicit or recruit, or encourage to leave or otherwise terminate an employee’s employment, relationship, or engagement with the Company, any individual who is an employee, member, partner or independent contractor of the Company or who was an employee, member, partner or independent contractor of the Company within the twelve (12) month period prior to Employee’s separation from employment with the Company.

(d) Ownership and Assignment of Developments. Employee hereby agrees to (i) assign to the Company any Developments and all rights therein, including all patents, copyrights, and other intellectual property rights, and waive all moral rights therein (to the extent legally permissible), and (ii) execute all documents and take all other actions reasonably requested by the Company to evidence, perfect, or maintain the Company’s ownership of the Developments. As used in this Agreement, “Developments” means all inventions, works of authorship, work product and improvements, whether or not patentable or copyrightable, created, conceived, acquired, developed or made by Employee before, on or after the date hereof, either solely or jointly, while in the employ of the Company and that: (i) relate at the time of conception or reduction to practice to the business or actual or anticipated research or development of the Company or predecessors; (ii) result from any work performed by Employee for the Company’s predecessors; or (iii) were created or otherwise developed on the Company’s time or with the use of any equipment, supplies, facilities, or Confidential Information of the Company (or any predecessors of the foregoing). All Developments shall be the property and intellectual property of the Company and are “works made for hire” for purposes of the Company’s rights under copyright laws. Employee will not use any information or materials that Employee owns (“Personal Materials”) when performing work for the Company, but to the extent that Employee does provide Personal Materials to the Company or uses Personal Materials in connection with Employee’s work for the Company, Employee hereby grants Company and its affiliates a non-exclusive, perpetual, irrevocable, royalty free, fully paid, worldwide, sublicensable, transferable license to use, practice, make, have made, reproduce, modify, create derivative works from, display, and sell any such Personal Materials.

(e) Non-Disparagement. During Employee’s employment with the Company and any time thereafter, Employee shall not make, publish, or otherwise transmit any false, disparaging or defamatory statements, whether written or oral, regarding the Company and any of its employees, members, agents, investors, procedures, investments, products, policies, or services.

(f) Tolling. If Employee violates any of the covenants contained in this Section 2, the restricted period applicable to such covenant(s) shall be suspended and shall not run in favor of Employee from the time of the commencement of such violation until the time that Employee cures the violation to the satisfaction of the Company; the period of time in which Employee is in breach shall be added to the restricted period applicable to such covenant(s).

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(g) Reasonableness. Employee hereby represents to the Company that Employee has read and understands, and agrees to be bound by, the terms of Section 1 and Section 2. Employee acknowledges that the scope and duration of the covenants contained therein are fair and reasonable.

3. Remedies. Employee acknowledges that the restrictions and covenants contained in Section 1 and Section 2, in view of the nature of the Company’s business and Employee’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, goodwill and reputation, and that any violation of Section 1 or Section 2 would result in irreparable injury and continuing damage to the Company, and that money damages would not be a sufficient remedy to the Company for any such breach or threatened breach. Therefore, Employee agrees that the Company shall be entitled to injunctive relief, without the necessity of establishing irreparable harm or the posting of a bond, and to recover damages and attorneys’ fees, costs, and expenses from Employee.

4. No Previous Restrictive Agreements. Employee represents that, except as disclosed to the Company in writing, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any confidential, proprietary or trade secret information in the course of Employee’s employment with the Company or that contains any non-competition, non-solicitation and/or non-recruitment obligations. Employee further represents that the performance of Employee’s job duties for the Company does not and will not violate or breach any agreement with any previous employer or other party, or any legal obligation that Employee may owe to any previous employer or other party, including, without limitation, any non-disclosure, non-competition, non-solicitation and/or non-recruitment obligations. Employee shall not disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information belonging to any previous employer or others.

5. Affiliates. For the purposes of this Agreement, any references to the Company shall be interpreted as broadly as possible and include, without limitation, its parent, and any predecessors, successors, and affiliates of the Company, and its members, officers and directors, and any other individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, the Company.

6. Notice. If Employee, in the future, seeks or is offered employment, or any other position or capacity with another company, entity or person, Employee agrees to inform each such company, entity or person of the existence of the restrictions in Section 1 and Section 2.

7. Reformation and Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination, to the minimum extent required, so as to be reasonable and enforceable and, as so modified, to be fully enforced. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal, or unenforceable in any respect, and does not reform that provision to make it enforceable, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

8. Binding Effect of Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Employee may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company, without Employee’s consent and without advance notice.

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9. Survival. Employee agrees that Employee’s obligations under this Agreement shall continue in effect after the termination of Employee’s employment, regardless of the reason(s) for termination, and whether such termination is voluntary or involuntary.

10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement.

11. Controlling Law and Venue. This Agreement shall be governed by and construed under the laws of Nevada without regard to its or any other state’s or jurisdiction’s conflicts of laws doctrine, which the Parties hereby expressly waive. In the event of any dispute regarding this Agreement, the Parties hereby irrevocably agree to submit to the exclusive jurisdiction of the state and federal courts situated in Nevada, and each Party agrees that it shall not challenge personal or subject matter jurisdiction in such courts. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

12. Execution in Multiple Counterparts. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

[Signature Pages Follow]

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The signatures below indicate that the Parties have read, understand and will comply with this Agreement.

EMPLOYEE:	Signature:
Printed Name:
Date:

THE COMPANY:	FullPAC, INC.

Signature:
Name:
Title:
Date:

[Signature Page to RCA]